Exhibit 99.1

Pandora Completes Acquisition of Ticketfly

OAKLAND, Calif. - November 2, 2015 -- Pandora (NYSE:P), the world’s most powerful music discovery platform, today announced it has completed its acquisition of leading live events technology company, Ticketfly. Together, Pandora and Ticketfly will create the definitive music platform for connecting fans, artists and event promoters.

The combination of Pandora and Ticketfly will solve the longstanding problem of event discovery by seamlessly connecting Pandora’s more than 78 million monthly active music fans to events they’ll love. This will enable artists and promoters to sell out more shows and will strengthen the bond between artists and their fans. The companies will also harness the power of their combined data to create new tools for music makers to increase their revenue and improve recommendations for fans to enhance their overall music experience.

The acquisition was originally announced on October 7, 2015. For more about Pandora’s acquisition of Ticketfly, check out our blog.

ABOUT PANDORA
Pandora is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.
www.pandora.com | Pandora Blog | Pandora LinkedIn | @PandoraPulse

ABOUT TICKETFLY
Ticketfly is a technology company reimagining the live event experience for promoters and fans. Its powerful ticketing, digital marketing, and analytics software helps promoters book top talent, sell more tickets, and increase in-venue revenue, while its consumer tools help fans find and purchase tickets to great events. The company was co-founded in 2008 by Andrew Dreskin, co-founder of TicketWeb, the first company to ever sell tickets online. Since then, over 1,200 leading venues and promoters have partnered with Ticketfly to power their events, including Merriweather Post Pavilion, Forest Hills Stadium, the Brooklyn Bowl, and Pitchfork Music Festival. In 2015, Ticketfly was named one of Fast Company's "Most Innovative Companies in Music."

Pandora
Dominic Paschel, 510-842-6960
Corporate Finance & Investor Relations
investor@pandora.com
or
Stephanie Barnes, 415.722.0883
Pandora Corporate Communications
sbarnes@pandora.com